Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Investor Relations

Phone: (732) 786-8044

Email: info@medifirstsolutions.com

Website: www.medifirstsolutions.com

MEDIFIRST SOLUTIONS ANNOUNCES

EXPANSION TO THE TIME MACHINE LASER SERIES

Freehold, NJ – March 8, 2016 – MEDIFIRST SOLUTIONS, INC. (OTCQB: MFST) (the “company” or “Medifirst”) would like to update its shareholders on the progress of its 510(k) submission, as well as announce a new license agreement for the Time Machine Laser Series.

Medifirst is pleased to announce that it has signed an agreement with Laser Lab Corp, a Florida Company, which recently sponsored the IRB (Institutional Review Board) to perform clinical studies for new possible usages, protocols and treatments for the Time Machine Laser Series.

Laser Lab Corp has recently completed a clinical study for the Time Machine Laser Series. The company believes that Laser Lab Corp’s completed study for the lasers successfully shows very positive results for patients on whom the laser technology was used to help reduce inflammation, wound healing and pain. The study results demonstrated very promising data suggesting that, by utilizing the The Time Machine Laser technology and protocols for its anti-inflammation ability, the healing of skin wounds was enhanced. Subjects with skin wounds were not only having trouble healing, the areas were extremely inflamed and the patients were in pain. We believe that the lasers and protocols used on the patients not only made the healing process faster, but also reduced the inflammation after each laser treatment.

Commented CEO Bruce J. Schoengood, “We recently memorialized in an executed agreement, Medifirst’s option to utilize all the research and development that Laser Lab Corp has put towards it new clinical trials, including the development and future progress for wound healing applications on other Time Machine Lasers models. This includes both the right to license (i) all existing certifications and completed tests related to the wound healing application and protocols; and (ii) all future applications and additional laser technology. Wound healing, especially as it relates to incisions and procedures preformed in hospitals, surgical centers and doctor’s offices, could present tremendous sales growth for the Time Machine Laser Series. We believe that any surgeon that makes an incision into the skin can use The Time Machine Laser to help prevent infection, promote healing, and reduce scarring, swelling and inflammation.”

Medifirst is also pleased to announce that it has engaged the services of Intertek, a respected worldwide lab and testing facility, to perform rigorous safety and electrical testing on the company’s lasers, as requested by the FDA in its request for more information in support of the company’s 510(k) submission. Commented Alan Schwartz, President of MDI Consultants, the firm engaged to oversee the 510(k) submission, “Once the FDA has provided the company with 510(k) clearance for its recent filing, future filings focused on additional protocols, usages and efficacy would likely be cleared in a significantly faster manner due to our ability to leverage the data and engineering reports used to support the current submission.”

Medifirst will release more details of the license agreement in the upcoming days, as well as continue to update its shareholders on the current FDA submission.

About Medifirst Solutions, Inc.

Medifirst Solutions, Inc. is a Nevada corporation that is headquartered in New Jersey. The company seeks innovative medical and healthcare products and technologies which are targeted to both medical and healthcare professionals, as well as everyday consumers. Medifirst is developing and establishing both consumer and professional medical cliental that can serve as a pipeline that will allow for distribution of future products and services. For more details visit www.medifirstsolutions.com for more information.

About the Lasers

Medical Lasers Manufacturer, Inc., a Nevada company, (“MLM”), a Medifirst subsidiary, will specialize in producing high quality diode-pumped solid-state lasers. The laser division, including products and treatment programs, will be operated out of MLM. The company’s focus is to help patients with specific cosmetic skin conditions, as well as relief of muscle and joint pain and muscle spasm and inflammation. Driven by the huge demand for minimally invasive skin and pain treatments, the global market for medical and therapeutic lasers have been estimated to grow as high as to $4 billion in 2015.

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Forward-Looking Statements: The statements in this press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements.